NEW  YORK,  November  25,  2002  -  800America.com,  Inc.  (OTCBB:  ACCO.OB)

         SEC FILES AN ENFORCEMENT ACTION AGAINST THE COMPANY AND OTHERS;
                  COMPANY'S SECURITIES SUSPENDED FROM TRADING;
                               RECEIVER APPOINTED;
                           INDEPENDENT AUDITORS RESIGN

     On November 13, 2002, the Securities and Exchange Commission filed an enforcement action against 800 Americas.com Inc. (the "Company") to halt what it alleges is a pervasive, ongoing fraud at the Company. The complaint, filed in U.S. District Court in Manhattan, names as defendants the Company, David Elie Rabi, its chief executive officer, chief financial officer and a director of the Company and Tillie Ruth Steeples, an undisclosed control person of the Company. The complaint alleges, among other things, violations by the defendants of the antifraud provisions, registration requirements, falsifications of company books and records and reporting requirements of the federal securities laws. The complaint also states that Mr. Rabi, in 1997, using the alias Edward Rabie, pleaded guilty in Kentucky state court to charges of securities fraud, acting as an unregistered broker-dealer and selling unregistered securities, and Ms. Steeples pleaded guilty to charges of delivering cocaine into a detention facility where prisoners are quartered in 1996. The Securities and Exchange Commission suspended trading in the Company's securities until 11:59 p.m. on November 26, 2002.

     On the same date, the United States Attorney's Office for the Southern District of New York obtained arrest warrants and arrested Mr. Rabi and Ms. Steeples, charging them with securities fraud. Mr. Rabi and Ms. Steeples are currently in federal custody.

     Pursuant to orders dated November 13 and November 21, 2002, the United States District Court for the Southern District of New York, among other things, appointed Michael S. Sommer, an attorney at the law offices of McDermott, Will & Emery, as the receiver for the Company (the "Receiver") to preserve the status quo, ascertain the financial condition of the Company, and the disposition of investor funds, prevent further dissipation of the Company's property and assets, prevent loss, damage and injury to investors, preserve the Company's books, records and documents and be available to respond to investor inquiries. The Receiver is in the process of assessing the Company's financial condition and operations. The Receiver has set up the following phone number to take all investor inquiries: 212-547-5622.

     The Court's orders also restrained the defendants from future violations of the securities laws and freezing the defendants' assets, among other relief. On November 14, 2002, the Company's independent auditors, Piltz, Williams, LaRosa & Company resigned as the Company's accountants as a result of the SEC investigation of the Company. The Company has no plans to appoint a new independent auditor at this time.

THIS  NEWS  RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN FUTURE OPERATING RESULTS DUE TO A NUMBER OF ECONOMIC, COMPETITIVE AND OTHER FACTORS, INCLUDING AMONG OTHER THINGS, THE SIZE OR TIMING OF CUSTOMER CONTRACTS, NEW OR INCREASED COMPETITION, CHANGES IN MARKET DEMAND, AND SEASONALITY OF PURCHASES OF THE COMPANY'S PRODUCTS AND SERVICES. THESE FACTORS AND OTHERS COULD CAUSE OPERATING RESULTS TO VARY SIGNIFICANTLY FROM THOSE IN PRIOR PERIODS, AND THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION WITH RESPECT TO THESE AND OTHER FACTORS THAT COULD MATERIALLY AFFECT THE COMPANY AND ITS OPERATIONS ARE INCLUDED IN CERTAIN FORMS THE COMPANY FILES WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.